Exhibit 99.14

    Avocent Reports Higher Sales and Net Income for Third Quarter

    HUNTSVILLE, Ala.--(BUSINESS WIRE)--Oct. 20, 2005--Avocent Corporation (NASDAQ:AVCT) today reported higher sales for the third quarter ended September 30, 2005. Net sales for the third quarter increased 5.9% to $96.7 million compared with sales of $91.3 million in the third quarter of 2004.
    "Avocent's sales, gross margin and net income rose in the third quarter and benefited from increased demand for our digital and embedded products," stated John R. Cooper, chairman and chief executive officer of Avocent Corporation. "Digital product sales accounted for 53.2% of revenues in the third quarter, up from 48.7% in the third quarter of 2004, on the strength of new products introduced since last year, including DSView3. We also posted record revenues from embedded products this quarter as project wins continue to contribute to revenue growth.
    "Sequentially, we were pleased to experience 8% growth in revenues from the second quarter of 2005," continued Mr. Cooper. "Branded sales particularly demonstrated strength, with a sequential increase of 14%."
    Income prior to intangible amortization and merger-related expenses was $18.0 million, or $0.36 per diluted share, compared with income prior to intangible amortization and merger-related expenses of $17.2 million, or $0.34 per diluted share, in the third quarter of 2004. (See "Use of Non-GAAP Financial Measures" discussion below.) Net adjustments to reconcile to GAAP net income were $1.7 million in the third quarter of 2005, including $2.7 million in intangible amortization and a $1.8 million tax benefit. Net adjustments to reconcile to GAAP net income were $6.4 million in the third quarter of 2004, including $6.5 million in intangible amortization, a $1.1 million charge for acquired in-process research and development expense related to Sonic Mobility and a $2.8 million tax benefit.
    GAAP net income for the third quarter of 2005 was $16.4 million, or $0.33 per diluted share. This compares with GAAP net income of $10.8 million, or $0.21 per diluted share, in the third quarter of 2004.
    Branded sales increased 6.2% from the third quarter of 2004 and accounted for 54.0% of total sales. OEM sales increased 5.5% from the third quarter of 2004 and accounted for 46.0% of total third quarter 2005 sales. U.S. sales increased 3.6% to $58.0 million and international sales rose 9.6% to $38.7 million compared with the third quarter of 2004.
    "Sales were up in all major geographic regions and were particularly strong in Asia in the third quarter," continued Mr. Cooper. "We have increased our sales and marketing staff in Asia during the past two years. As a result, branded and OEM sales in Asia were up 21% compared with the third quarter of last year."
    Gross profit for the third quarter of 2005 increased 7.9% to $57.3 million with a gross margin of 59.3%. This compared with gross profit of $53.1 million and a gross margin of 58.2% in the third quarter of 2004. The increase in gross profit was due to higher sales of digital products and higher royalty income.
    Research and development expenses increased 24.3% to $14.6 million, or 15.1% of sales, compared with $11.8 million, or 12.9% of sales, in the third quarter of 2004. This increase was due primarily to additional engineering teams added from the acquisition of Sonic Mobility and engineering staff added to support embedded products and other key development projects.
    Selling, general and administrative expenses declined 2.1% to $20.8 million compared with $21.2 million in the third quarter of 2004. The decline in SG&A expenses was due primarily to lower legal fees and lower Sarbanes-Oxley compliance costs, although these savings were partially offset by increased investments in marketing programs.
    Avocent's balance sheet and cash position remained strong as of September 30, 2005. The Company's cash flow from operations was approximately $21 million for the third quarter of 2005 with approximately $333 million in cash, cash equivalents and investments at the quarter's end. Avocent had no long-term debt as of September 30, 2005.

    Use of Non-GAAP Financial Measures

    Income prior to intangible amortization and merger-related expenses, or operational income as used in the attached financial statement schedules, is not a measure of financial performance under generally accepted accounting principles (GAAP) and should not be considered a substitute for or superior to GAAP. Avocent's management uses operational income as a financial measure to evaluate performance and allocate resources within the Company. Management believes this measure presents the Company's results on a more comparable operational basis by excluding non-cash amortization expenses, non-operational expenses associated with mergers and acquisitions, and significant and unusual non-recurring gains and losses on sales or impairments of investments made by Avocent. Avocent believes that operational income is a measure of performance used by some investment banks, analysts, investors and others to make informed investment decisions. Other companies may calculate operational income in a different manner so this measure may not be comparable to similar measures presented by other companies. A reconciliation of Avocent's results using operational measures and GAAP is set forth in the condensed consolidated statements of operations included in this press release.

    Conference Call Information

    Avocent will provide an on-line, real-time Web-cast and rebroadcast of its third quarter results conference call to be held October 20, 2005. The live broadcast will be available on-line at www.avocent.com as well as www.investorcalendar.com beginning at 10:00 a.m. central time. The on-line replay will follow immediately and continue for 30 days.

    About Avocent Corporation

    Avocent Corporation is the leading supplier of connectivity solutions for enterprise data centers, service providers and financial institutions worldwide. Branded products include switching, extension, intelligent platform management interface (IPMI), remote access and video display solutions. Additional information is available at: www.avocent.com.

    Forward-Looking Statements

    This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the development, introduction, features, and benefits of new products and technologies, the size and growth of the current and future markets for these products and technologies (including our combined embedded KVM and IPMI solutions), and engineering and design activities. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with acquisitions, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in Avocent's annual report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2005. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.


                          AVOCENT CORPORATION
            Condensed Consolidated Statements of Operations
           (Unaudited, in thousands, except per share data)

                                           For the Quarter Ended
                                             September 30, 2005
                                      Operational Adjustments   GAAP
                                                      (a)
                                      ----------- ----------- --------

Net sales                                $96,708              $96,708
Cost of sales                             39,388               39,388
                                      ----------- ----------- --------
  Gross profit                            57,320           -   57,320

Research and development expenses         14,350         290   14,640
Selling, general and administrative
 expenses                                 20,394         370   20,764
Amortization of intangible assets              -       2,731    2,731
                                      ----------- ----------- --------
  Operating income                        22,576      (3,391)  19,185

Other income (expense), net                2,082         (15)   2,067
                                      ----------- ----------- --------
Income before income taxes                24,658      (3,406)  21,252

Provision for income taxes                 6,639      (1,752)   4,887
                                      ----------- ----------- --------
Net income                               $18,019     $(1,654) $16,365
                                      =========== =========== ========

Earnings per share:
  Basic                                    $0.37                $0.33
  Diluted                                  $0.36                $0.33

Weighted average shares and common
 equivalents outstanding:
  Basic                                   48,966           -   48,966
  Diluted                                 49,904         (25)  49,879


                                           For the Quarter Ended
                                              October 1, 2004
                                      Operational Adjustments   GAAP
                                                      (a)
                                      ----------- ----------- --------

Net sales                                $91,325              $91,325
Cost of sales                             38,201               38,201
                                      ----------- ----------- --------
  Gross profit                            53,124           -   53,124

Research and development expenses         11,059        $715   11,774
Acquired in-process research and
 development expense                           -       1,050    1,050
Selling, general and administrative
 expenses                                 20,344         863   21,207
Amortization of intangible assets              -       6,482    6,482
                                      ----------- ----------- --------
  Operating income                        21,721      (9,110)  12,611

Other income (expense), net                1,238         (15)   1,223
                                      ----------- ----------- --------
Income before income taxes                22,959      (9,125)  13,834

Provision for income taxes                 5,786      (2,774)   3,012
                                      ----------- ----------- --------
Net income                               $17,173     $(6,351) $10,822
                                      =========== =========== ========

Earnings per share:
  Basic                                    $0.35                $0.22
  Diluted                                  $0.34                $0.21

Weighted average shares and common
 equivalents outstanding:
  Basic                                   49,323           -   49,323
  Diluted                                 50,644        (142)  50,502


(a) Note: Adjustments relate to acquired in-process research and development expense from the Sonic Mobility Inc. acquisition and amortization of deferred compensation (from the capitalization of the value of stock options assumed) and intangibles recorded as the result of the merger of Apex and Cybex, the acquisitions of Equinox, 2C, Soronti, Crystal Link, OSA and Sonic Mobility. The calculation of weighted average shares and common equivalents outstanding differs due to excluding the average unamortized deferred compensation expense in calculating the operational diluted shares outstanding.


                          AVOCENT CORPORATION
            Condensed Consolidated Statements of Operations
           (Unaudited, in thousands, except per share data)

                                        For the Nine Months Ended
                                             September 30, 2005
                                     Operational Adjustments   GAAP
                                                     (b)
                                     ----------- ----------- ---------

Net sales                              $263,051              $263,051
Cost of sales                           109,322               109,322
                                     ----------- ----------- ---------
  Gross profit                          153,729           -   153,729

Research and development expenses        42,624         871    43,495
Selling, general and administrative
 expenses                                65,946       1,123    67,069
Amortization of intangible assets             -      15,976    15,976
                                     ----------- ----------- ---------
  Operating income                       45,159     (17,970)   27,189

Income from settlement of lawsuit         5,000                 5,000
Other income (expense), net               5,991         (45)    5,946
                                     ----------- ----------- ---------
Income before income taxes               56,150     (18,015)   38,135

Provision for income taxes               14,925      (6,087)    8,838
                                     ----------- ----------- ---------
Net income                              $41,225    $(11,928)  $29,297
                                     =========== =========== =========

Earnings per share:
  Basic                                   $0.83                 $0.59
  Diluted                                 $0.82                 $0.58

Weighted average shares and common
 equivalents outstanding:
  Basic                                  49,550           -    49,550
  Diluted                                50,563         (39)   50,524


                                        For the Nine Months Ended
                                              October 1, 2004
                                     Operational Adjustments   GAAP
                                                     (b)
                                     ----------- ----------- ---------

Net sales                              $265,206              $265,206
Cost of sales                           111,190        $190   111,380
                                     ----------- ----------- ---------
  Gross profit                          154,016        (190)  153,826

Research and development expenses        30,650       1,778    32,428
Acquired in-process research and
 development expense                          -      29,260    29,260
Selling, general and administrative
 expenses                                60,788       2,790    63,578
Amortization of intangible assets                    17,656    17,656
                                     ----------- ----------- ---------
  Operating income                       62,578     (51,674)   10,904

Other income (expense), net               3,249         (45)    3,204
                                     ----------- ----------- ---------
Income before income taxes               65,827     (51,719)   14,108

Provision for income taxes               17,179      (9,044)    8,135
                                     ----------- ----------- ---------
Net income                              $48,648    $(42,675)   $5,973
                                     =========== =========== =========

Earnings per share:
  Basic                                   $1.00                 $0.12
  Diluted                                 $0.97                 $0.12

Weighted average shares and common
 equivalents outstanding:
  Basic                                  48,663           -    48,663
  Diluted                                50,353         (70)   50,283


(b) Note: Adjustments relate to acquired in-process research and development expense from the OSA Technologies Inc. and Sonic Mobility Inc. acquisitions and amortization of deferred compensation (from the capitalization of the value of stock options assumed) and intangibles recorded as the result of the merger of Apex and Cybex, the acquisitions of Equinox, 2C, Soronti, Crystal Link, OSA and Sonic Mobility. The calculation of weighted average shares and common equivalents outstanding differs due to excluding the average unamortized deferred compensation expense in calculating the operational diluted shares outstanding.


                          AVOCENT CORPORATION
                 Condensed Consolidated Balance Sheets
                       (Unaudited, in thousands)

                                           September 30, December 31,
                                                2005          2004
                                           ------------- -------------

Cash, cash equivalents
  and short-term investments                   $264,186      $239,799
Accounts receivable, net                         57,890        60,948
Inventories, net                                 21,495        21,232
Other current assets                              8,361         5,923
Deferred income tax                               4,173         6,720
                                           ------------- -------------
  Total current assets                          356,105       334,622

Investments                                      68,403        91,547
Property and equipment, net                      38,367        39,896
Goodwill, net                                   269,992       269,892
Intangible assets, net                           18,290        33,981
Other assets                                        894           843
                                           ------------- -------------
  Total assets                                 $752,051      $770,781
                                           ============= =============


Accounts payable and other accrued expenses     $17,105       $21,368
Income tax payable                               11,697         8,494
Other current liabilities                        22,147        16,767
                                           ------------- -------------
  Total current liabilities                      50,949        46,629

Non-current liabilities                           1,724        10,855

Total stockholders' equity                      699,378       713,297
                                           ------------- -------------
  Total liabilities and stockholders'
   equity                                      $752,051      $770,781
                                           ============= =============

    CONTACT: Avocent Corporation
             Edward H. Blankenship, 256-217-1301